Exhibit 99.1

Pier 1 Imports, Inc. Reports Second Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE:PIR):

Highlights:

  Comparable store sales declined 1.7%
  Comparable store merchandise margin dollars increased approximately 1%
  Traffic slightly positive in the quarter
  Continued increases in conversion rates and units per transaction with decline in average ticket
  Inventories lower than forecasted
  Net cash of $1 million provided by operating activities

Pier 1 Imports, Inc. today announced a net loss of $30.2 million, or $0.34 per share, for the second quarter ended August 30, 2008, versus $43.4 million, or $0.49 per share, reported for the same period last year, a 31% improvement. Year to date, the Company recorded a net loss of $63.0 million, or $0.71 per share, versus $99.8 million, or $1.14 per share, last year, a 37% improvement.

Return to Profitability

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “As I said in our announcement earlier this month, our second quarter was not what we had hoped in terms of merchandise margin, but we took the necessary steps to clear seasonal inventory and to prepare our stores for the arrival of our fall and harvest merchandise. As a result of these efforts, we began our third quarter with clean inventory and early September results show margins returning to levels that are more in line with our expectations.

“As we embark on the fall and holiday selling seasons, we expect that our marketing, merchandising, and in-store strategies will continue to improve conversion rates and drive incremental traffic. We have the right strategies in place to return our Company to profitability and beyond, and in spite of the economic factors which are slowing the process, we remain confident that we are on the right trajectory. We look forward to sharing more information concerning our plans for the rest of the year later this morning on our conference call.”

Sales and Merchandise Margins

Total sales for the second fiscal quarter declined to $320 million from $345 million in the year-ago quarter primarily as the result of decreased store count and the elimination of ancillary businesses. Comparable store sales for the quarter declined 1.7%. Comparable store sales during the quarter were impacted by increases in conversion rate and units per transaction as well as a reduction in average ticket. Comparable store sales were also negatively impacted by a reduction in marketing expenditures in the second quarter of $4.0 million, or 29% when compared to the same period last year. As previously indicated, the Company has repositioned the use of its marketing dollars to coincide with the critical holiday selling season.

Total sales for the first six months of fiscal 2009 were $631 million, versus $701 million for the same period last year. Comparable store sales for the first six months declined 3.9%.

Merchandise margins for the quarter were 49.3%, compared to 47.0% in the same period last year. Merchandise margins during the quarter were impacted by the semi-annual clearance that occurred in July, as well as the deeper than anticipated markdowns on outdoor furniture and garden accessories. The margin impact was especially evident in markets experiencing greater economic difficulties. On a comparable store basis, merchandise margin dollars increased approximately 1% over last year. Store occupancy costs were $72 million compared to $75 million last year, and overall gross profit dollars were $86 million compared to approximately $87 million last year.

For the first six months of fiscal 2009, merchandise margins were 50.3%, versus 46.3% for the same period last year. On a comparable store basis, merchandise margin dollars increased approximately 1.6% over last year. Store occupancy costs were $143 million year to date versus $150 million last year. Gross profit dollars were $174 million in the first six months versus $175 million over the same period last year.

Selling, General and Administrative Expenses

During the second quarter, selling, general and administrative expenses were $107.0 million for the quarter, a decline of $10.4 million when compared to the year ago quarter, and included special charges of $5.0 million compared to $7.4 million in the second quarter last year. Special charges during the quarter included the one-time costs related to the withdrawn offer to acquire Cost Plus, Inc. of $1.7 million, lease termination charges of $2.4 million primarily related to the exit of distribution warehouse space and $0.9 million in severance and other charges.

Excluding the special charges, ongoing selling, general and administrative expenses declined $8.0 million from the year ago period. The primary drivers of the decrease in costs were savings of approximately $4.0 million in marketing expense, $1.0 million in store payroll, and $3.0 million in other general costs.

Selling, general and administrative expenses were $216.4 million during the first six months, a decline of $33.2 million when compared to the year ago period and included special charges of $7.8 million versus $14.3 million last year. Special charges in the first six months of fiscal 2009 included lease termination charges of $3.0 million, $3.1 million in severance and other charges, and the one-time costs related to the withdrawn offer to acquire Cost Plus, Inc. of $1.7 million.

Excluding the special charges, ongoing selling, general and administrative expenses declined $26.7 million from the year ago period. The primary drivers of the decrease in costs were savings of approximately $12.1 million in marketing expense, $5.7 million in store payroll, and $8.9 million in other general costs.

Inventory and Liquidity

During the quarter, the Company’s semi-annual sale was targeted at clearing seasonal and discontinued inventory. In addition, the Company adjusted the timing of its purchases to receive the merchandise closer to the need. As a result, inventory at the end of the quarter was $379 million, $20 million below the previous projection. Inventory levels will build throughout the third quarter as the holiday season approaches and the Company now expects to end the third quarter with inventory levels of $410 million, $20 million below last year. Overall, the Company anticipates continued reductions in inventory when compared on a year-over-year basis and now expects year-end inventory levels of $350-360 million, compared to $412 million last year.

As of the end of the second quarter, cash and cash equivalents were $191 million. The Company completed the sale of its corporate headquarters at the beginning of the fiscal quarter and received net cash proceeds of approximately $102 million. Net cash provided by operating activities for the first six months was approximately $1 million, versus a usage of approximately $53 million over the same period last year.

Fiscal 2009 Guidance

Given the difficulties and uncertainties surrounding the macroeconomic environment, the Company will not provide guidance for the remainder of this fiscal year and withdraws the previous guidance provided. The success of the Company’s turnaround will best be measured by two key metrics: merchandise margin and operating profit. Year-over-year comparisons of these metrics will better indicate the Company’s progress in this challenging retail environment. The Company’s results in the second half of the year will depend on maintaining current traffic levels. Assuming similar traffic levels, modest improvements over last year in the key metrics are expected throughout the second half of this year.

Conference Call Information

The Company will host a conference call to discuss the fiscal 2009 second quarter results at 10:00 a.m. Central Time today. A web cast is available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page, or you can dial into the conference at 1-800-498-7872 or if international dial 1-706-643-0435. The conference ID number is 60020468. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side analysts and buy-side investors.

The replay will be available at about 12:00 p.m. (Central Time) for 24 hours and replay access can be dialed at 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 60020468.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

This press release references the metric comparable store merchandise margins. For purposes of this release, the Company defines comparable store merchandise margins as total merchandise margins excluding any stores that are not still operating as comparable stores as of the end of the current period. Comparable stores are defined as any stores that were opened prior to the beginning of the preceding fiscal year and are still open. Also included are stores that were relocated during the period presented within a specified distance serving the same market, where there is not a significant change in store size and where there is not significant overlap or gap in timing between the opening of the new store and the closing of the existing store. For further description of comparable stores, refer to the Company’s most recently filed Annual Report on Form 10-K.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	August 30,	September 1,	August 30,	September 1,
	2008	2007	2008	2007

Net sales	$320,494	$344,566	$630,514	$700,941

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	234,359	257,042	456,773	526,239
Selling, general and administrative expenses	107,043	117,457	216,411	249,581
Depreciation and amortization	7,517	10,444	16,190	21,002
	348,919	384,943	689,374	796,822

Operating loss	(28,425)	(40,377)	(58,860)	(95,881)

Nonoperating (income) and expenses:
Interest and investment income	(1,471)	(2,438)	(2,342)	(5,370)
Interest expense	3,696	4,000	7,301	7,957
Other income	(656)	(405)	(1,288)	(653)
	1,569	1,157	3,671	1,934

Loss before income taxes	(29,994)	(41,534)	(62,531)	(97,815)
Income tax provision	162	1,875	449	1,972

Net loss	($30,156)	($43,409)	($62,980)	($99,787)

Loss per share:
Basic and diluted	($0.34)	($0.49)	($0.71)	($1.14)

Average shares outstanding during period:
Basic and diluted	88,778	88,000	88,699	87,898

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	August 30,	March 1,	September 1,
	2008	2008	2007

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $178,936, $87,837 and $112,468, respectively	$191,114	$93,433	$121,872
Accounts receivable, net	18,389	23,121	20,533
Inventories	379,050	411,709	374,468
Income tax receivable	3,345	13,632	15,143
Prepaid expenses and other current assets	45,732	41,445	47,318
Total current assets	637,630	583,340	579,334

Office building and related assets	-	80,539	82,855
Other properties, net	105,052	114,952	129,768
Other noncurrent assets	42,021	43,073	46,524
	$784,703	$821,904	$838,481

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$118,955	$106,084	$125,253
Gift cards and other deferred revenue	53,936	63,101	64,318
Accrued income taxes payable	4,500	5,000	3,120
Other accrued liabilities	109,043	101,817	102,321
Total current liabilities	286,434	276,002	295,012

Long-term debt	184,000	184,000	184,000
Other noncurrent liabilities	104,112	94,158	97,321

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued	100,779	100,779	100,779
Paid-in capital	126,177	126,795	125,663
Retained earnings	173,114	236,094	232,318
Cumulative other comprehensive income	8	373	3,012
Less -- 11,802,000, 12,172,000 and 12,359,000 common shares in treasury, at cost, respectively	(189,921)	(196,297)	(199,624)
	210,157	267,744	262,148
	$784,703	$821,904	$838,481

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	August 30,	September 1,
	2008	2007

Cash flow from operating activities:
Net loss	$(62,980)	$(99,787)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	22,408	27,172
(Gain) loss on disposal of fixed assets	68	(1,404)
Loss on impairment of fixed assets and long-lived assets	-	4,164
Stock-based compensation expense	4,502	3,182
Deferred compensation	2,185	1,891
Lease termination expense	2,978	4,820
Other	(1,555)	281
Changes in cash from:
Inventories	32,659	(14,405)
Accounts receivable, prepaid expenses and other current assets	(4,985)	(6,066)
Income tax receivable	13,290	24,474
Accounts payable and accrued expenses	(7,022)	8,770
Accrued income taxes payable	(723)	434
Defined benefit plan liabilities	(59)	(6,282)
Other noncurrent assets	641	305
Other noncurrent liabilities	(195)	(586)
Net cash provided by (used in) operating activities	1,212	(53,037)

Cash flow from investing activities:
Capital expenditures	(7,203)	(2,665)
Proceeds from disposition of properties	102,452	3,505
Proceeds from sale of restricted investments	908	6,373
Purchase of restricted investments	(944)	(589)
Net cash provided by investing activities	95,213	6,624

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	1,256	2,105
Debt issuance costs	-	(998)
Net cash provided by financing activities	1,256	1,107

Change in cash and cash equivalents	97,681	(45,306)
Cash and cash equivalents at beginning of period	93,433	167,178
Cash and cash equivalents at end of period	$191,114	$121,872

CONTACT:
Pier 1 Imports, Fort Worth
Cary Turner, 817-252-8400